Exhibit 99.1

Nuwellis Announces Pricing of $916,000 Registered Direct Offering

Priced At-The-Market Under Nasdaq Rules

MINNEAPOLIS, August 23, 2024 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE) (“Nuwellis” or the “Company”), a medical technology company focused on transforming the lives of people with fluid overload, today announced that it has entered into a definitive securities purchase agreement with certain institutional investors for the purchase and sale of 496,901 shares of the Company’s common stock at a price of $1.8450 per share of common stock in a registered direct offering priced at-the-market under Nasdaq rules.

In addition, in a concurrent private placement, the Company will issue to the investors warrants to purchase up to 496,901 shares of common stock. The warrants have an exercise price of $1.72 per share, will be exercisable immediately following the date of issuance and will have a term of five years from the date of effectiveness of the registration statement for the purposes of registering the shares of common stock underlying the warrants.

The closing of the registered direct offering and the concurrent private placement is expected to occur on or about August 26, 2024, subject to the satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as exclusive placement agent for the offerings.

The gross proceeds to Nuwellis from the registered direct offering and the concurrent private placement, before deducting the placement agent fees and other offering expenses payable by the Company, are expected to be approximately $916,000. Nuwellis intends to use the net proceeds from the offerings for working capital and for general corporate purposes.

The securities described above (excluding the warrants and the shares of common stock underlying the warrants) are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-280647), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 9, 2024. The registered direct offering is being made only by means of a prospectus, including a prospectus supplement, which is part of the effective registration statement, that will be filed with the SEC.  Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

The warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Nuwellis

Nuwellis is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The Company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, with a wholly owned subsidiary in Ireland.

About the Aquadex SmartFlow® System

The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible, and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, without limitation, statements with respect to the completion of the offerings, the satisfaction of customary closing conditions related to the offerings and the intended use of proceeds from the offerings. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, uncertainties related to market conditions, the satisfaction of customary closing conditions related to the offerings, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

INVESTORS:

Robert Scott

Chief Financial Officer, Nuwellis, Inc.

ir@nuwellis.com

Vivian Cervantes

Gilmartin Group LLC

vivian.cervantes@gilmartinir.com

Source: Nuwellis, Inc.